EXHIBIT 99.1
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HOLLYWOOD CASINO LOGO

                                                                    NEWS RELEASE
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FOR IMMEDIATE RELEASE      Investor Contact:       Paul Yates
---------------------                              Chief Financial Officer
                                                   (972) 392-7777

                                                   Jim Wise
                                                   Corporate Marketing Director
                                                   (972) 392-7777


                     HOLLYWOOD CASINO CORPORATION ANNOUNCES
    BANKRUPTCY COURT APPROVAL OF GREATE BAY CASINO CORPORATION'S SALE OF ACSC


         Dallas, Texas, March 7, 2002 - Hollywood Casino(R) Corporation (AMEX:HWD) announced today that the United States Bankruptcy Court for the District of Delaware has approved the sale of Greate Bay Casino Corporation's primary asset, Advanced Casino Systems Corporation (ACSC), to Bally Gaming, Inc., a wholly owned subsidiary of Alliance Gaming Corporation (NASDAQ: ALLY). Greate Bay's sale of ACSC to Alliance Gaming is expected to close this month. Pursuant to Greate Bay's plan of reorganization, Hollywood expects to receive approximately $11 million - $13 million of the proceeds from such sale. As a result of the schedule established by the Bankruptcy Court at a hearing yesterday, it is Hollywood's current expectation that the plan of reorganization will be consummated in May of 2002. The sale proceeds will be received directly by HWCC-Holdings, Inc., a subsidiary of Hollywood that is not restricted by any of Hollywood's outstanding debt agreements. As a result, these funds will be available to Hollywood for any corporate purpose, including making additional capital contributions to its Hollywood Casino Shreveport subsidiary.


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         Hollywood Casino Corporation owns and operates distinctive
Hollywood-themed casino entertainment facilities under the service mark Hollywood Casino(R) in Aurora, Illinois, Tunica, Mississippi and Shreveport, Louisiana.

         This press release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are included about the timing and results of the Greate Bay restructuring. The actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties including, among other things, changes in competition, economic conditions, tax regulations, state or local regulations or legislation applicable to the gaming industry in general or the Company in particular, decisions of courts, the ability to obtain or delays in obtaining the required bankruptcy court and regulatory approvals, and other risks indicated in the Company's filings with the Securities and Exchange Commission. Such risks and uncertainties are beyond management's ability to control and, the words "believes", "expects", "estimates", "forecasts", "anticipates" and similar expressions as they relate to the Company, its management or the Greate Bay restructuring are intended to identify forward-looking statements. Similarly, such statements herein that describe the Company's business strategy, outlook, earnings forecast, objectives, plans, intentions or goals are also forward-looking statements.